Exhibit 99.1

HOVNANIAN ENTERPRISES, INC.	News Release

Contact:	J. Larry Sorsby	Jeffrey T. O’Keefe
	Executive Vice President & CFO	Vice President, Investor Relations
	732-747-7800	732-747-7800

HOVNANIAN ENTERPRISES REPORTS FISCAL 2011 RESULTS

RED BANK, NJ, December 15, 2011 – Hovnanian Enterprises, Inc. (NYSE: HOV), a leading national homebuilder, reported results for its fourth quarter and year ended October 31, 2011.

RESULTS FOR THE THREE AND TWELVE MONTH PERIODS ENDED OCTOBER 31, 2011:

•
Total revenues were $341.6 million during the fourth quarter of 2011 compared with $353.0 million in the same period of the prior year and $285.6 million for the third quarter of fiscal 2011.  For the twelve months ended October 31, 2011, total revenues were $1.1 billion compared with $1.4 billion a year ago.

•
Homebuilding gross margin percentage, before interest expense included in cost of sales, was 15.5% during the fiscal 2011 fourth quarter, compared to 16.9% in last year’s fourth quarter and 15.3% for the third quarter of fiscal 2011.  For the year ended October 31, 2011, homebuilding gross margin percentage, before interest expense included in cost of sales, was 15.6% compared with 16.8% in the prior year.

•
Total SG&A, which includes homebuilding selling, general and administrative and corporate general and administrative expenses, was $57.8 million in the fourth quarter compared to $65.4 million in the same period a year ago and $46.5 million for the third quarter of fiscal 2011.  The majority of the sequential increase of $11.3 million was from unusually large charges for abandoned leased space, legal reserves and construction defect reserves based on our annual actuarial study.

•
Consolidated pre-tax land-related charges for the fiscal 2011 fourth quarter were $63.2 million, compared with $80.6 million during the fourth quarter of 2010.  For all of fiscal 2011, consolidated pre-tax land-related charges were $105.0 million compared with $135.7 million in fiscal 2010.

•
During the fourth quarter, $25.6 million of unsecured senior notes were repurchased for $15.1 million in cash, including $1.1 million for accrued interest, an average price of 55%, resulting in a $10.6 million gain on extinguishment of debt.

•
Excluding land-related charges and gain on extinguishment of debt, the pre-tax loss in the three months ended October 31, 2011 was $45.2 million compared with $51.9 million in the fourth quarter of the prior year.  During the entire 2011 fiscal year, the pre-tax loss, excluding land-related charges and gain on extinguishment of debt, was $194.1 million compared with $184.6 million in fiscal 2010.

•
For the fourth quarter of fiscal 2011, the after-tax net loss was $98.3 million, or $0.90 per common share, compared with $132.1 million, or $1.68 per common share, in the fourth quarter of the prior year.  For the year ended October 31, 2011, the after-tax net loss was $286.1 million, or $2.85 per common share, compared with net income of $2.6 million, or $0.03 per fully diluted common share last year, which as a result of tax legislation changes included a federal income tax benefit of $291.3 million.

•
For the fourth quarter of 2011, Adjusted EBITDA (adjusted for land-related charges and gains from extinguishment of debt) was $8.7 million compared to $2.4 million for last year’s fourth quarter and $0.4 million in the third quarter of fiscal 2011.

•
Net contracts during the fourth quarter of 2011, including unconsolidated joint ventures, increased 3% to 1,175 homes compared with the same period of the prior year.  For the year ended October 31, 2011, net contracts, including unconsolidated joint ventures, were 4,488 homes compared with 4,472 homes a year ago.

•	Net contracts for the month of November 2011 were 325, an increase of 31% over the same month last year.

•
Contract backlog, as of October 31, 2011, including unconsolidated joint ventures, was 1,663 homes with a sales value of $552.4 million, which was an increase of 19% and 26%, respectively, compared to October 31, 2010.

•	The contract cancellation rate, excluding unconsolidated joint ventures, during the fiscal 2011 fourth quarter was 21%, compared with 24% in last year’s fourth quarter.

•
At October 31, 2011, there were 214 active selling communities, including unconsolidated joint ventures, compared with 204 active selling communities at October 31, 2010 and 202 active selling communities at July 31, 2011.

•
Deliveries, including unconsolidated joint ventures, were 1,245 homes in the fiscal 2011 fourth quarter, compared with 1,287 homes in the prior year’s fourth quarter and 1,112 homes for the third quarter of fiscal 2011.  For all of fiscal 2011, deliveries, including unconsolidated joint ventures, were 4,216 homes compared to 5,009 homes during fiscal 2010.

•
The valuation allowance was $899.4 million as of October 31, 2011.  The valuation allowance is a non-cash reserve against the tax assets for GAAP purposes.  For tax purposes, the tax deductions associated with the tax assets may be carried forward for 20 years from the date the deductions were incurred.

CASH AND INVENTORY AS OF OCTOBER 31, 2011:

•
As of October 31, 2011, homebuilding cash was $302.1 million, including $57.7 million of restricted cash required to collateralize letters of credit, after spending approximately $95 million in the fourth quarter on land and land development and $15.1 million to repurchase debt, compared to $334.2 million, including $60.8 million of restricted cash required to collateralize letters of credit at July 31, 2011.

•
After spending approximately $95 million of cash to purchase approximately 550 lots and to develop land across the Company, cash flow in the fourth quarter of fiscal 2011 was negative $7.9 million.  Cash flow in the third quarter of fiscal 2011 was negative $76.2 million, after spending approximately $105 million of cash to purchase approximately 1,200 lots and to develop land across the Company.  Excluding land and land development spending, cash flow would have been approximately $87.1 million positive in the fourth quarter of 2011.

•	As of October 31, 2011, the land position, including unconsolidated joint ventures, was 30,921 lots, consisting of 9,913 lots under option and 21,008 owned lots.

COMMENTS FROM MANAGEMENT:

“We were pleased that our fourth quarter deliveries and homebuilding revenues were in line with our expectations.  Our fourth quarter gross margin increased slightly from the third quarter, but the increase was not as much as we expected, due primarily to the need to offer additional incentives and lower base prices.  This is reflective of a persistently challenging housing market,” commented Ara K. Hovnanian, Chairman of the Board, President and Chief Executive Officer.  “However, our cash flow in the fourth quarter of 2011, both before and after land spend, was materially better than any of the periods since we began reporting this information five quarters ago.”

“Following our year end, we announced the successful results of our debt exchange offer.  We exchanged $195 million of unsecured debt together with cash payments of approximately $17.5 million, including $3.3 million for accrued interest, for new secured debt that has a lower coupon and extends the maturity to 2021, from the original maturity dates between 2014 and 2017.  Our liquidity continues to govern our land investment decisions, as we manage our business to a cash target of $245 million to $170 million, which includes cash used to collateralize letters of credit,” concluded Mr. Hovnanian.

WEBCAST INFORMATION:

Hovnanian Enterprises will webcast its fiscal 2011 fourth quarter financial results conference call at 11:00 a.m. E.T. on Thursday, December 15, 2011.  The webcast can be accessed live through the “Investor Relations” section of Hovnanian Enterprises’ Website at http://www.khov.com.  For those who are not available to listen to the live webcast, an archive of the broadcast will be available under the “Audio Archives” section of the Investor Relations page on the Hovnanian Website at http://www.khov.com.  The archive will be available for 12 months.

ABOUT HOVNANIAN ENTERPRISES®, INC.:

Hovnanian Enterprises, Inc., founded in 1959 by Kevork S. Hovnanian, is headquartered in Red Bank, New Jersey.  The Company is one of the nation’s largest homebuilders with operations in Arizona, California, Delaware, Florida, Georgia, Illinois, Maryland, Minnesota, New Jersey, North Carolina, Ohio, Pennsylvania, South Carolina, Texas, Virginia, Washington, D.C. and West Virginia.  The Company’s homes are marketed and sold under the trade names K. Hovnanian® Homes®, Matzel & Mumford, Brighton Homes, Parkwood Builders, Town & Country Homes and Oster Homes.  As the developer of K. Hovnanian’s® Four Seasons communities, the Company is also one of the nation’s largest builders of active adult homes.

Additional information on Hovnanian Enterprises, Inc., including a summary investment profile and the Company’s 2010 annual report, can be accessed through the “Investor Relations” section of the Hovnanian Enterprises’ website at http://www.khov.com. To be added to Hovnanian's investor e-mail or fax lists, please send an e-mail to IR@khov.com or sign up at http://www.khov.com.

NON-GAAP FINANCIAL MEASURES:

Consolidated earnings before interest expense, income taxes, depreciation and amortization (“EBITDA”) and before inventory impairment loss and land option write-offs and loss (gain) on extinguishment of debt (“Adjusted EBITDA”) are not U.S. generally accepted accounting principles (GAAP) financial measures.  The most directly comparable GAAP financial measure is net (loss) income.  The reconciliation of net (loss) income to EBITDA and Adjusted EBITDA is presented in a table attached to this earnings release.

Cash flow is a non-GAAP financial measure.  The most directly comparable GAAP financial measure is Net Cash provided by (or used in) Operating Activities.  The Company uses cash flow to mean the amount of Net Cash provided by (or used in) Operating Activities for the period, as reported on the Consolidated Statement of Cash Flows, excluding changes in mortgage notes receivable at the mortgage company, plus (or minus) the amount of Net Cash provided by (or used in) Investing Activities.  For the fourth quarter of 2011, cash flow was negative $7.9 million, which was derived from $28.2 million from net cash used in operating activities plus the change in mortgage notes receivable of $19.0 million plus $1.3 million of net cash provided by investing activities.  For the third quarter of 2011, cash flow was negative $76.2 million, which was derived from $83.3 million from net cash used in operating activities plus the change in mortgage notes receivable of $5.8 million plus $1.3 million of net cash provided by investing activities.

Loss Before Income Taxes Excluding Land-Related Charges and Gain on Extinguishment of Debt is a non-GAAP financial measure.  The most directly comparable GAAP financial measure is Loss Before Income Taxes.  The reconciliation of Loss Before Income Taxes to Loss Before Income Taxes Excluding Land-Related Charges and Gain on Extinguishment of Debt is presented in a table attached to this earnings release.

FORWARD-LOOKING STATEMENTS

All statements in this press release that are not historical facts should be considered as “forward-looking statements”. Such statements involve known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Such risks, uncertainties and other factors include, but are not limited to, (1) changes in general and local economic and industry and business conditions and impacts of the sustained homebuilding downturn, (2) adverse weather and other environmental conditions and natural disasters, (3) changes in market conditions and seasonality of the Company’s business, (4) changes in home prices and sales activity in the markets where the Company builds homes, (5) government regulation, including regulations concerning development of land, the home building, sales and customer financing processes, tax laws, and the environment, (6) fluctuations in interest rates and the availability of mortgage financing, (7) shortages in, and price fluctuations of, raw materials and labor, (8) the availability and cost of suitable land and improved lots, (9) levels of competition, (10) availability of financing to the Company, (11) utility shortages and outages or rate fluctuations, (12) levels of indebtedness and restrictions on the Company’s operations and activities imposed by the agreements governing the Company’s outstanding indebtedness, (13) the Company's sources of liquidity, (14) changes in credit ratings, (15) availability of net operating loss carryforwards, (16) operations through joint ventures with third parties, (17) product liability litigation, warranty claims and claims by mortgage investors, (18) successful identification and integration of acquisitions, (19) significant influence of the Company’s controlling stockholders, (20) changes in tax laws affecting the after-tax costs of owning a home, (21) geopolitical risks, terrorist acts and other acts of war, and (22) other factors described in detail in the Company’s Annual Report on Form 10-K/A for the year ended October 31, 2010 and the Company’s quarterly reports on Form 10-Q or Form 10-Q/A for the quarters ended January 31, 2011, April 30, 2011 and July 31, 2011. Except as otherwise required by applicable securities laws, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, changed circumstances or any other reason.

 (Financial Tables Follow)

Hovnanian Enterprises, Inc.
October 31, 2011
Statements of Consolidated Operations
(Dollars in Thousands, Except Per Share Data)
	Three Months Ended		Twelve Months Ended
	October 31,		October 31,
	2011	2010	2011	2010
	(Unaudited)		(Unaudited)
Total Revenues	$341,625	$353,012	$1,134,907	$1,371,842
Costs and Expenses (a)	447,477	487,313	1,425,065	1,693,127
Gain on Extinguishment of Debt	10,563	-	7,528	25,047
(Loss) Gain from Unconsolidated Joint Ventures	(2,479)	1,809	(8,958)	956
Loss Before Income Taxes	(97,768)	(132,492)	(291,588)	(295,282)
Income Tax Provision (Benefit)	580	(379)	(5,501)	(297,870)
Net (Loss) Income	$(98,348)	$(132,113)	$(286,087)	$2,588

Per Share Data:
Basic:
(Loss) Income Per Common Share	$(0.90)	$(1.68)	$(2.85)	$0.03
Weighted Average Number of
Common Shares Outstanding (b)	108,740	78,779	100,444	78,691
Assuming Dilution:
(Loss) Income Per Common Share	$(0.90)	$(1.68)	$(2.85)	$0.03
Weighted Average Number of
Common Shares Outstanding (b)	108,740	78,779	100,444	79,683

(a) Includes inventory impairment loss and land option write-offs.
(b) For periods with a net loss, basic shares are used in accordance with GAAP rules.

Hovnanian Enterprises, Inc.
October 31, 2011
Reconciliation of Loss Before Income Taxes Excluding Land-Related
Charges and Gain on Extinguishment of Debt to Loss Before Income Taxes
(Dollars in Thousands)
	Three Months Ended		Twelve Months Ended
	October 31,		October 31,
	2011	2010	2011	2010
	(Unaudited)		(Unaudited)
Loss Before Income Taxes	$(97,768)	$(132,492)	$(291,588)	$(295,282)
Inventory Impairment Loss and Land Option Write-Offs	59,873	80,588	101,749	135,699
Unconsolidated Joint Venture Investment and Land-Related Charges	3,289	-	3,289	-
Gain on Extinguishment of Debt	(10,563)	-	(7,528)	(25,047)
Loss Before Income Taxes Excluding
Land-Related Charges and Gain on Extinguishment of Debt (a)	$(45,169)	$(51,904)	$(194,078)	$(184,630)

(a) Loss Before Income Taxes Excluding Land-Related Charges and Gain on Extinguishment of Debt is a non-GAAP Financial measure. The most directly comparable GAAP financial measure is Loss Before Income Taxes.

Hovnanian Enterprises, Inc.
October 31, 2011
Gross Margin
(Dollars in Thousands)
	Homebuilding Gross Margin		Homebuilding Gross Margin
	Three Months Ended		Twelve Months Ended
	October 31,		October 31,
	2011	2010	2011	2010
	(Unaudited)		(Unaudited)
Sale of Homes	$313,136	$339,576	$1,072,474	$1,327,499
Cost of Sales, Excluding Interest (a)	264,747	282,096	905,253	1,103,872
Homebuilding Gross Margin, Excluding Interest	48,389	57,480	167,221	223,627
Homebuilding Cost of Sales Interest	15,345	19,805	57,016	79,095
Homebuilding Gross Margin, Including Interest	$33,044	$37,675	$110,205	$144,532

Gross Margin Percentage, Excluding Interest	15.5%	16.9%	15.6%	16.8%
Gross Margin Percentage, Including Interest	10.6%	11.1%	10.3%	10.9%

	Land Sales Gross Margin		Land Sales Gross Margin
	Three Months Ended		Twelve Months Ended
	October 31,		October 31,
	2011	2010	2011	2010
	(Unaudited)		(Unaudited)
Land Sales	$18,529	$2,999	$26,745	$6,820
Cost of Sales, Excluding Interest (a)	3,005	(843)	8,648	177
Land Sales Gross Margin, Excluding Interest	15,524	3,842	18,097	6,643
Land Sales Interest	15,527	3,858	17,660	5,345
Land Sales Gross Margin, Including Interest	$(3)	$(16)	$437	$1,298

(a) Does not include cost associated with walking away from land options or inventory impairment losses which are recorded as Inventory impairment loss and land option write-offs in the Consolidated Statements of Operations.

Hovnanian Enterprises, Inc.
October 31, 2011
Reconciliation of Adjusted EBITDA to Net (Loss) Income
(Dollars in Thousands)

	Three Months Ended July 31,	Three Months Ended October 31,		Twelve Months Ended October 31,
	2011	2011	2010	2011	2010
	(Unaudited)	(Unaudited)		(Unaudited)
Net (Loss) Income	$(50,930)	$(98,348)	$(132,113)	$(286,087)	$2,588
Income Tax Provision (Benefit)	(4,645)	580	(379)	(5,501)	(297,870)
Interest Expense	39,429	53,962	49,948	171,845	182,359
EBIT (a)	(16,146)	(43,806)	(82,544)	(119,743)	(112,923)
Depreciation	2,602	2,174	3,487	9,340	12,576
Amortization of Debt Costs	1,080	1,041	844	3,978	3,310
EBITDA (b)	(12,464)	(40,591)	(78,213)	(106,425)	(97,037)
Inventory Impairment Loss and Land Option Write-offs	11,426	59,873	80,588	101,749	135,699
Loss (Gain) on Extinguishment of Debt	1,391	(10,563)	-	(7,528)	(25,047)
Adjusted EBITDA (c)	$353	$8,719	$2,375	$(12,204)	$13,615

Interest Incurred	$40,051	$39,225	$37,858	$156,998	$154,307

Adjusted EBITDA to Interest Incurred	0.01	0.22	0.06	(0.08)	0.09

(a) EBIT is a non-GAAP financial measure. The most directly comparable GAAP financial measure is net (loss) income. EBIT represents earnings before interest expense and income taxes.
(b) EBITDA is a non-GAAP financial measure. The most directly comparable GAAP financial measure is net (loss) income.  EBITDA represents earnings before interest expense, income taxes, depreciation and amortization.

(c) Adjusted EBITDA is a non-GAAP financial measure. The most directly comparable GAAP financial measure is net (loss) income. Adjusted EBITDA represents earnings before interest expense, income taxes, depreciation, amortization, inventory impairment loss and land option write-offs, and loss (gain) on extinguishment of debt.

Hovnanian Enterprises, Inc.
October 31, 2011
Interest Incurred, Expensed and Capitalized
(Dollars in Thousands)
	Three Months Ended		Twelve Months Ended
	October 31,		October 31,
	2011	2010	2011	2010
	(Unaudited)		(Unaudited)
Interest Capitalized at Beginning of Period	$136,178	$148,378	$136,288	$164,340
Plus Interest Incurred	39,225	37,858	156,998	154,307
Less Interest Expensed	53,962	49,948	171,845	182,359
Interest Capitalized at End of Period (a)	$121,441	$136,288	$121,441	$136,288

(a) The Company incurred significant inventory impairments in recent years, which are determined based on total inventory including capitalized interest. However, the capitalized interest amounts are shown gross before allocating any portion of impairments to capitalized interest.

HOVNANIAN ENTERPRISES, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

(In thousands)	October 31, 2011	October 31, 2010
ASSETS	(Unaudited)	(1)
Homebuilding:
Cash and cash equivalents	$244,356	$359,124
Restricted cash	73,539	108,983
Inventories:
Sold and unsold homes and lots under development	720,149	591,729
Land and land options held for future development or sale	245,529	348,474
Consolidated inventory not owned:
Specific performance options	2,434	21,065
Variable interest entities	-	32,710
Other options	-	7,962
Total consolidated inventory not owned	2,434	61,737
Total inventories	968,112	1,001,940
Investments in and advances to unconsolidated joint ventures	57,826	38,000
Receivables, deposits, and notes	52,277	61,023
Property, plant, and equipment - net	53,266	62,767
Prepaid expenses and other assets	67,698	83,928
Total homebuilding	1,517,074	1,715,765
Financial services:
Cash and cash equivalents	6,384	8,056
Restricted cash	4,079	4,022
Mortgage loans held for sale	72,172	86,326
Other assets	2,471	3,391
Total financial services	85,106	101,795
Total assets	$1,602,180	$1,817,560

(1) Derived from the audited balance sheet as of October 31, 2010.

HOVNANIAN ENTERPRISES, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

(In thousands, except share amounts)	October 31, 2011	October 31, 2010
LIABILITIES AND EQUITY	(Unaudited)	(1)
Homebuilding:
Nonrecourse land mortgages	$26,121	$4,313
Accounts payable and other liabilities	303,633	319,749
Customers’ deposits	16,670	9,520
Nonrecourse mortgages secured by operating properties	19,748	20,657
Liabilities from inventory not owned	2,434	53,249
Total homebuilding	368,606	407,488
Financial services:
Accounts payable and other liabilities	14,517	16,142
Mortgage warehouse line of credit	49,729	73,643
Total financial services	64,246	89,785
Notes payable:
Senior secured notes	786,585	784,592
Senior notes	802,862	711,585
Senior subordinated notes	-	120,170
TEU senior subordinated amortizing notes	13,323	-
Accrued interest	21,331	23,968
Total notes payable	1,624,101	1,640,315
Income taxes payable	41,829	17,910
Total liabilities	2,098,782	2,155,498
Equity:
Hovnanian Enterprises, Inc. stockholders' equity deficit:
Preferred stock, $.01 par value - authorized 100,000 shares; issued 5,600 shares with a liquidation preference of $140,000, at October 31, 2011 and 2010	135,299	135,299
Common stock, Class A, $.01 par value - authorized 200,000,000 shares; issued 92,141,492 shares at October 31, 2011 and, 74,809,683 shares at October 31, 2010 (including 11,694,720 shares at October 31, 2011 and 2010 held in Treasury)	921	748
Common stock, Class B, $.01 par value (convertible to Class A at time of sale) - authorized 30,000,000 shares; issued 15,252,212 shares at October 31, 2011 and 15,256,543 shares at October 31, 2010 (including 691,748 shares at October 31, 2011 and 2010 held in Treasury)	153	153
Paid in capital - common stock	591,696	463,908
Accumulated deficit	(1,109,506)	(823,419)
Treasury stock - at cost	(115,257)	(115,257)
Total Hovnanian Enterprises, Inc. stockholders' equity deficit	(496,694)	(338,568)
Noncontrolling interest in consolidated joint ventures	92	630
Total equity deficit	(496,602)	(337,938)
Total liabilities and equity	$1,602,180	$1,817,560

(1) Derived from the audited balance sheet as of October 31, 2010.

HOVNANIAN ENTERPRISES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended		Year Ended
(Dollars in thousands except per share data)	October 31, 2011	October 31, 2010	October 31, 2011	October 31, 2010
	(Unaudited)		(Unaudited)	(1)
Revenues:
Homebuilding:
Sale of homes	$313,136	$339,576	$1,072,474	$1,327,499
Land sales and other revenues	19,257	4,881	32,952	12,370
Total homebuilding	332,393	344,457	1,105,426	1,339,869
Financial services	9,232	8,555	29,481	31,973
Total revenues	341,625	353,012	1,134,907	1,371,842
Expenses:
Homebuilding:
Cost of sales, excluding interest	267,752	281,253	913,901	1,104,049
Cost of sales interest	30,872	23,663	74,676	84,440
Inventory impairment loss and land option write-offs	59,873	80,588	101,749	135,699
Total cost of sales	358,497	385,504	1,090,326	1,324,188
Selling, general and administrative	46,512	50,716	161,456	178,331
Total homebuilding expenses	405,009	436,220	1,251,782	1,502,519
Financial services	5,177	5,880	21,371	23,074
Corporate general and administrative	11,329	14,668	49,938	59,900
Other interest	23,090	26,285	97,169	97,919
Other operations	2,872	4,260	4,805	9,715
Total expenses	447,477	487,313	1,425,065	1,693,127
Gain on extinguishment of debt	10,563	-	7,528	25,047
(Loss) income from unconsolidated joint ventures	(2,479)	1,809	(8,958)	956
Loss before income taxes	(97,768)	(132,492)	(291,588)	(295,282)
State and federal income tax provision (benefit):
State	425	(376)	(3,924)	(6,536)
Federal	155	(3)	(1,577)	(291,334)
Total income taxes	580	(379)	(5,501)	(297,870)
Net (loss) income	$(98,348)	$(132,113)	$(286,087)	$2,588
Per share data:
Basic:
(Loss) income per common share	$(0.90)	$(1.68)	$(2.85)	$0.03
Weighted average number of common shares outstanding	108,740	78,779	100,444	78,691
Assuming dilution:
(Loss) income per common share	$(0.90)	$(1.68)	$(2.85)	$0.03
Weighted average number of common shares outstanding	108,740	78,779	100,444	79,683

(1) Derived from the audited statements of operation for the year ended October 31, 2010.

HOVNANIAN ENTERPRISES, INC.
(DOLLARS IN THOUSANDS EXCEPT AVG. PRICE)
(UNAUDITED)
					Communities Under Development Three Months - 10/31/2011
		Net Contracts(1) Three Months Ended October 31,			Deliveries Three Months Ended October 31,			Contract Backlog October 31,
		2011	2010	% Change	2011	2010	% Change	2011	2010	% Change
Northeast
	Home	98	116	(15.5)%	117	180	(35.0)%	265	236	12.3%
	Dollars	$40,014	$42,925	(6.8)%	$57,014	$79,040	(27.9)%	$108,645	$94,363	15.1%
	Avg. Price	$408,306	$370,043	10.3%	$487,299	$439,111	11.0%	$409,981	$399,843	2.5%
Mid-Atlantic
	Home	146	164	(11.0)%	129	201	(35.8)%	325	262	24.0%
	Dollars	$56,269	$64,597	(12.9)%	$49,050	$73,654	(33.4)%	$137,303	$106,589	28.8%
	Avg. Price	$385,404	$393,884	(2.2)%	$380,233	$366,438	3.8%	$422,471	$406,828	3.8%
Midwest
	Home	98	84	16.7%	103	148	(30.4)%	226	222	1.8%
	Dollars	$20,863	$12,111	72.3%	$21,249	$29,177	(27.2)%	$44,870	$34,188	31.2%
	Avg. Price	$212,888	$144,179	47.7%	$206,301	$197,142	4.6%	$198,540	$154,000	28.9%
Southeast
	Home	93	83	12.0%	123	76	61.8%	124	82	51.2%
	Dollars	$20,775	$18,965	9.5%	$29,064	$17,472	66.3%	$30,080	$20,212	48.8%
	Avg. Price	$223,387	$228,494	(2.2)%	$236,293	$229,895	2.8%	$242,581	$246,488	(1.6)%
Southwest
	Home	437	498	(12.2)%	502	451	11.3%	331	337	(1.8)%
	Dollars	$101,549	$111,760	(9.1)%	$126,204	$103,190	22.3%	$86,388	$88,123	(2.0)%
	Avg. Price	$232,378	$224,418	3.5%	$251,402	$228,803	9.9%	$260,991	$261,493	(0.2)%
West
	Home	144	133	8.3%	121	148	(18.2)%	116	110	5.5%
	Dollars	$38,953	$31,571	23.4%	$30,555	$37,043	(17.5)%	$32,914	$27,304	20.5%
	Avg. Price	$270,507	$237,376	14.0%	$252,521	$250,291	0.9%	$283,741	$248,218	14.3%
Consolidated Total
	Home	1,016	1,078	(5.8)%	1,095	1,204	(9.1)%	1,387	1,249	11.0%
	Dollars	$278,423	$281,929	(1.2)%	$313,136	$339,576	(7.8)%	$440,200	$370,779	18.7%
	Avg. Price	$274,038	$261,530	4.8%	$285,969	$282,040	1.4%	$317,375	$296,861	6.9%
Unconsolidated Joint Ventures
	Home	159	61	160.7%	150	83	80.7%	276	145	90.3%
	Dollars	$72,435	$22,252	225.5%	$62,909	$35,534	77.0%	$112,154	$67,112	67.1%
	Avg. Price	$455,566	$364,787	24.9%	$419,393	$428,120	(2.0)%	$406,355	$462,841	(12.2)%
Total
	Home	1,175	1,139	3.2%	1,245	1,287	(3.3)%	1,663	1,394	19.3%
	Dollars	$350,858	$304,181	15.3%	$376,045	$375,110	0.2%	$552,354	$437,891	26.1%
	Avg. Price	$298,603	$267,060	11.8%	$302,044	$291,461	3.6%	$332,143	$314,126	5.7%
DELIVERIES INCLUDE EXTRAS
Notes:
(1) Net contracts are defined as new contracts signed during the period for the purchase of homes, less cancellations of prior contracts.

HOVNANIAN ENTERPRISES, INC.
(DOLLARS IN THOUSANDS EXCEPT AVG. PRICE)
(UNAUDITED)
					Communities Under Development Twelve Months - 10/31/2011
		Net Contracts(1) Twelve Months Ended October 31,			Deliveries Twelve Months Ended October 31,			Contract Backlog October 31,
		2011	2010	% Change	2011	2010	% Change	2011	2010	% Change
Northeast
	Home	449	497	(9.7)%	399	718	(44.4)%	265	236	12.3%
	Dollars	$191,270	$193,826	(1.3)%	$179,866	$296,449	(39.3)%	$108,645	$94,363	15.1%
	Avg. Price	$425,991	$389,992	9.2%	$450,792	$412,882	9.2%	$409,981	$399,843	2.5%
Mid-Atlantic
	Home	616	629	(2.1)%	524	753	(30.4)%	325	262	24.0%
	Dollars	$238,143	$236,095	0.9%	$199,061	$280,132	(28.9)%	$137,303	$106,589	28.8%
	Avg. Price	$386,596	$375,350	3.0%	$379,887	$372,021	2.1%	$422,471	$406,828	3.8%
Midwest
	Home	364	408	(10.8)%	360	439	(18.0)%	226	222	1.8%
	Dollars	$74,988	$72,347	3.7%	$70,465	$91,260	(22.8)%	$44,870	$34,188	31.2%
	Avg. Price	$206,011	$177,321	16.2%	$195,736	$207,882	(5.8)%	$198,540	$154,000	28.9%
Southeast
	Home	381	331	15.1%	339	384	(11.7)%	124	82	51.2%
	Dollars	$88,061	$76,799	14.7%	$79,146	$92,712	(14.6)%	$30,080	$20,212	48.8%
	Avg. Price	$231,131	$232,021	(0.4)%	$233,469	$241,438	(3.3)%	$242,581	$246,488	(1.6)%
Southwest
	Home	1,720	1,753	(1.9)%	1,726	1,767	(2.3)%	331	337	(1.8)%
	Dollars	$404,715	$393,943	2.7%	$418,631	$391,807	6.8%	$86,388	$88,123	(2.0)%
	Avg. Price	$235,299	$224,725	4.7%	$242,544	$221,736	9.4%	$260,991	$261,493	(0.2)%
West
	Home	493	588	(16.2)%	484	668	(27.5)%	116	110	5.5%
	Dollars	$132,608	$144,782	(8.4)%	$125,305	$175,139	(28.5)%	$32,914	$27,304	20.5%
	Avg. Price	$268,982	$246,228	9.2%	$258,895	$262,184	(1.3)%	$283,741	$248,218	14.3%
Consolidated Total
	Home	4,023	4,206	(4.4)%	3,832	4,729	(19.0)%	1,387	1,249	11.0%
	Dollars	$1,129,785	$1,117,792	1.1%	$1,072,474	$1,327,499	(19.2)%	$440,200	$370,780	18.7%
	Avg. Price	$280,831	$265,761	5.7%	$279,873	$280,715	(0.3)%	$317,375	$296,861	6.9%
Unconsolidated Joint Ventures
	Home	465	266	74.8%	384	280	37.1%	276	145	90.3%
	Dollars	$201,817	$114,740	75.9%	$172,343	$124,149	38.8%	$112,154	$67,112	67.1%
	Avg. Price	$434,015	$431,353	0.6%	$448,810	$443,389	1.2%	$406,355	$462,841	(12.2)%
Total
	Home	4,488	4,472	0.4%	4,216	5,009	(15.8)%	1,663	1,394	19.3%
	Dollars	$1,331,602	$1,232,532	8.0%	$1,244,817	$1,451,648	(14.2)%	$552,354	$437,892	26.1%
	Avg. Price	$296,703	$275,611	7.7%	$295,260	$289,808	1.9%	$332,143	$314,126	5.7%
DELIVERIES INCLUDE EXTRAS
Notes:
(1) Net contracts are defined as new contracts signed during the period for the purchase of homes, less cancellations of prior contracts.